Exhibit 99.1


                              [NOTICE OF DEFAULT]

March 28, 2002




 Via Hand Delivery and Certified Mail       Via Hand Delivery and Certified Mail
      Return Receipt requested                   Return Receipt requested

Natural Solutions Corporation               Natural Solutions Corporation
c/o Mr. Jim Foshee, President               c/o Mr. Lowell W. Morse, President
100 Volvo Parkway, Suite 200                100 Volvo Parkway, Suite 200
Chesapeake, VA  23320                       Chesapeake, VA  23320


Gentlemen:

         Natural Solutions Corporation, a Nevada corporation ("Borrower"), made, executed and delivered the following convertible debentures (collectively referred to as the "Notes") payable to M. G. Robertson ("Lender"):


                                   DATE AMOUNT

                  August 11, 1999               $  750,000.00

                  June 1, 2000                     250,000.00

                  July 31, 2000                    350,000.00

                  August 31, 2000                  435,000.00

                  November 9, 2000                 100,000.00
                                                -------------

                          TOTAL                 $1,885,000.00
                                                =============



         Each of the Notes are in default because, among other reasons, the Borrower's board of directors elected to file a Chapter 7 bankruptcy petition. See paragraph 8(b)(ii) of the Notes. In the event of the occurrence of an event of default, the Notes immediately are due and payable and the Lender may collect payment in every way permitted by law. See paragraph 8(d) of the Notes. The Notes are now due and payable in full. Demand for full payment is made.

         The Borrower's obligations under the Notes are secured by, among other things, a security agreement ("Security Agreement") dated as of June 1, 2000. The Security Agreement grants to the Lender a security interest in all of the Borrower's assets, tangible and intangible, now owned or hereafter acquired by it, including, but not limited to, licenses (collectively referred to as the "Collateral"). U.C.C. financing statements have been recorded in the appropriate clerk's offices to perfect the Lender's lien on the Collateral.


         Because of the default, the Lender will sell the Collateral at public auction. Attached is a notice of disposition of Collateral.

                                                     Sincerely,

                                                     /s/ Paul K. Campsen

                                                     Paul K. Campsen

PKC/jat
Enclosure
cc w/enc.:        Louis A. Isakoff, Esq.
                  Dr. M. G. Robertson